EXHIBIT 99.1

                     VERIDICOM INTERNATIONAL INC. COMPLETES
                    CAPITAL RAISE TO INSTITUTIONAL INVESTORS

    New Funding Will Be Used To Accelerate Sales and New Product Development

Seattle, WA (March 2, 2005) - Veridicom International Inc. (OTCBB:VRDI) today announced that it has received the first of three equal installment in a private placement totaling $5.1 million. The funding is being supplied by several institutional funds led by The NIR Group. The placement agent for the deal is Joseph Stevens & Company, Inc. The three equal installments are attached to specific milestones, the first of which has been completed. Veridicom will file a Form 8-K Report with the SEC, which will include a more detailed description of the financing and copies of the financing agreements.

"We expect that the remaining milestones will be met in a timely fashion and are delighted to have this validation from the institutional community", said Paul Mann President & CEO of Veridicom International.

"Over the last few months we have made significant progress with our sales efforts to key industries, such as the financial, retail, medical and travel sectors. With these additional funds we will now be able to accelerate our deployment of these programs " continued, Mr. Mann.

"Veridicom represents an excellent opportunity for investors to make an investment in a best of breed biometric authentication and security company. The biometric industry is still in its infancy and we believe that Veridicom, with its leading edge technology and dynamic management will be one of the key participants in this growing market sector," stated Philip Benanti, Managing Director, Joseph Stevens & Company, Inc.


About Veridicom:

Veridicom International Inc. offers a suite of identity management products, including hardware and software that utilize public key infrastructure (PKI), secure token-based technology, and fingerprint biometrics to authenticate and manage personal identities for a wide variety of applications and transactions. This platform provides a biometrically authenticated digital signature for financial, travel, and other applications. www.veridicom.com


Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company's plans, objectives, expectations and intentions and other statements identified by words such as "may", "could", "would", "will", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including the ability to meet the remaining milestones in order to complete the financing, the ability to increase production and those detailed in the Company's filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control).